EXHIBIT 2.1

TERMINATION AND RELEASE AGREEMENT

This Termination and Release Agreement (this “Release” or “Agreement”) is entered into effective as of November 4, 2008 (the “Effective Date”) by and among FORTES FINANCIAL, INC., a Delaware corporation (“Fortes”), VISION GLOBAL SOLUTIONS, INC.,  a Nevada corporation (“VIGS”), and VGS ACQUISITION CORP., a Delaware corporation (“VGS”)(collectively, the "Parties", and each, "Party"), in consideration of the facts set forth in the Recitals below:

RECITALS

1.

Purpose.  The Parties desire that this Agreement constitutes a formal written termination of that certain Amended and Restated Agreement and Plan of Reorganization by and among the Parties dated August 4, 2008 (the “Merger Agreement”), in addition to a global settlement agreement and release of all claims among the Parties related to all matters, including without limitation the Merger Agreement and the ownership or control of VIGS or VGS.

2.

Consideration.  In exchange for the releases each Party is receiving as set forth herein, and for other valuable consideration, receipt of which all Parties hereby expressly acknowledge, the Parties intend that this Release is fully enforceable, and that the consideration for this Agreement is each Party’s release of any and all claims against the other, asserted or unasserted, relating to any matter, including without limitation the Merger Agreement or the ownership or control of VIGS or VGS.

AGREEMENT

NOW, THEREFORE, in consideration of the above Recitals, each Party hereby releases any claim or cause of action arising out of or related to any matter, including without limitation the Merger Agreement or the ownership and control of VIGS and VGS.  The Parties intend that this Release shall extend to any person, business, or independent contractor employed by the Parties and other related entities, whether known or hereafter discovered, along with any and all agents, attorneys, servants and employees, past and present, of any of the Parties.  Each Party does hereby, and for its successors, legal representatives, and assigns, expressly agree as follows:

1.

The Merger Agreement.  The Merger Agreement is hereby terminated and the Parties are hereby forgiven and released of all of their obligations under the Merger Agreement, including the performance of all actions and obligations contemplated by the Merger Agreement.

2.

Present and Future Ownership or Control of VIGS and VGS.  Fortes hereby releases any and all claims to the ownership or control of VIGS or VGS.

3.

No Assignment, Pledge, or Transfer.  The undersigned have not assigned, pledged or otherwise in any manner whatsoever sold or transferred, either by instrument in writing or otherwise, any right, title, interest or claim which each may have against any other Party.

4.

Waiver of California Statutory Release Rights.  THE PARTIES UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS ARISING FROM OR RELATED TO ALL MATTERS, INCLUDING THE MERGER AGREEMENT AND ALL

TRANSACTIONS CONTEMPLATED THEREBY.  In giving this Release, which includes claims that may be unknown to the Parties at present arising from or related to the Merger Agreement and the transactions contemplated thereby, the Parties acknowledge that they have read and understand Section 1542 of the California Civil Code which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the Release, which if known by him must have materially affected his settlement with the debtor.”

The Parties expressly waive and relinquish all rights and benefits under that section and any law of California or any other jurisdiction of similar effect with respect to the release of the Parties unknown or unsuspected claims arising from or related to any matter, including without limitation the Merger Agreement and the transactions contemplated thereby or the ownership and control of VIGS and VGS.  The Parties expressly intend that this Release shall act as a general release of any and all claims, known or unknown, asserted or unasserted, that arise from or relate to the Merger Agreement and the transactions contemplated thereby, or as otherwise described elsewhere in the body of this Release.

5.

No Admission of Liability.  It is further understood and agreed that the execution of this Release among the Parties does not constitute an admission of liability on the part of a Party to any other Party.  Rather, this Release is given by the undersigned in full compromise and settlement, and to avoid the harassment of litigation.  The undersigned do hereby expressly warrant and represent that before executing this Agreement they have fully informed themselves of the terms, contents, conditions and effects of this Release, and that in making this settlement, no promise or representation of any kind has been made to the undersigned or by anyone acting for them, except as expressly stated in this instrument.  The undersigned have relied solely and completely on their own judgment and the advice of their own counsel in making this settlement and they fully understand that this is a full, complete and final Release.

6.

Entire Agreement.  This Release is the entire agreement of the Parties covering all aspects of the Parties’ past and present relations.  There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof.  This Release supersedes and replaces any prior writings among the parties addressing the subject-matter hereof.

7.

Agreement Is Fully Integrated.  This Release is a fully written integrated Agreement, and the terms and conditions contained herein shall only be modified if agreed to in writing and executed by all Parties.

8.

Choice of Laws.  THIS RELEASE SHALL BE GOVERNED BY THE LAW OF THE STATE OF CALIFORNIA WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAWS, AND JURISDICTION AND VENUE OF ANY LITIGATION BASED UPON A DEFAULT OF THIS RELEASE SHALL BE IN THE SUPERIOR COURT OF SAN MATEO COUNTY, CALIFORNIA.

9.

Agreement Drafted Mutually By All Parties.  ALL PARTIES HAVE HAD THEIR LEGAL COUNSEL REVIEW THIS RELEASE, AND ALL PARTIES AGREE THAT FOR PURPOSES OF ANY DISPUTE RELATING TO THE INTERPRETATION OF THIS CONTRACT, THAT THIS RELEASE WAS MUTUALLY DRAFTED BY ALL PARTIES.

10.

Headings.  The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

11.

Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.

Binding Effect.  This Agreement shall be binding upon the Parties hereto and inure to the benefit of the Parties, their respective heirs, administrators, executors, successors and assigns.

13.

Severability.  If any part of this Agreement is deemed to be unenforceable, the balance of the Agreement shall remain in full force and effect.

SIGNED AND EXECUTED in multiple counterparts, each of which shall be considered an original, on this the 4th day of November, 2008.

FORTES FINANCIAL, INC., a Delaware corporation

Peter Levasseur, Chief Executive Officer

VISION GLOBAL SOLUTIONS, INC., a Nevada corporation

John Kinney, Chief Executive Officer

VGS ACQUISITION CORP., a Delaware corporation

John Kinney, Chief Executive Officer